As filed with the Securities and Exchange Commission on July 28, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAM TAI PROPERTY INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gushu Industrial Estate, Xixiang, Baoan, Shenzhen, People’s Republic of China	None
(Address of Principal Executive Offices)	(Zip Code)

2017 STOCK OPTION PLAN

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, NY 10017

(Name and address of agent for service)

(212) 750-6474

(Telephone number, including area code, of agent for service)

with a copy to:

David A. Kern

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,500,000 shares	10.40	$15,600,000.00	$1,808.04

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees under the plan described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the common stock of Nam Tai Property Inc. (the “Company”) as reported on the New York Stock Exchange on July 24, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed on March 10, 2017;

(b)	Current Reports on Form 6-K (excluding any information “furnished” on Items 2.02 and 7.01 and related exhibits unless otherwise specified) filed on January 23, 2017, May 2, 2017 and June 2, 2017; and

(c)	Description of common stock, par value $0.01 per share, included in the Registration Statement on Form 8-A, filed on January 13, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Company’s Memorandum and Articles of Association and subject to British Virgin Islands law, every director or other officer of the Company is entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to, or be incurred by the Company in the execution of the duties of his office or in relation thereto, provided he acted honestly and in good faith with a view to the best interest of the Company and except for his own willful misconduct or negligence.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2017 Stock Option Plan (incorporated by reference to Annex A to Current Report on Form 6-K, filed by the Company on May 2, 2017)

4.2*	Form of Stock Option Certificate to Purchase Common Shares for Directors and Officers

4.3*	Form of Stock Option Certificate to Purchase Common Shares for Employees and External Consultants

5.1*	Opinion of McW. Todman & Co.

23.1*	Consent of McW. Todman & Co. (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

* Filed herewith

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong, on July 28, 2017.

NAM TAI PROPERTY INC.

By:	/s/ Ming Kown Koo
Name:	Ming Kown Koo
Title:	Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. Julian Lin, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ming Kown Koo Ming Kown Koo	Executive Chairman of the Board of Directors and Chief Financial Officer	July 28, 2017

/s/ Julian Lin Julian Lin	Chief Executive Officer	July 28, 2017

A majority of the Board of Directors:

/s/ Ming Kown Koo Ming Kown Koo	Executive Chairman of the Board of Directors and Chief Financial Officer	July 28, 2017

/s/ Peter R. Kellogg Peter R. Kellogg	Member of the Board of Directors	July 28, 2017

/s/ Wing Yan (William) Lo Wing Yan (William) Lo	Member of the Board of Directors	July 28, 2017

/s/ Mark Waslen Mark Waslen	Member of the Board of Directors	July 28, 2017

/s/ Lorne Waldman Lorne Waldman	Member of the Board of Directors	July 28, 2017

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on July 28, 2017.

Law Debenture Corporate Services Inc.

(Authorized Representative in the United States)

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description

4.1	2017 Stock Option Plan (incorporated by reference to Annex A to Current Report on Form 6-K, filed by the Company on May 2, 2017)

4.2*	Form of Stock Option Certificate to Purchase Common Shares for Directors and Officers

4.3*	Form of Stock Option Certificate to Purchase Common Shares for Employees and External Consultants

5.1*	Opinion of McW. Todman & Co.

23.1*	Consent of McW. Todman & Co. (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

* Filed herewith